EXHIBIT 99.2

The following disclosures contain forward-looking statements that involve risks and uncertainties, including statements about Extreme’s new technology and product introduction cycles. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: (i) a limited operating history and limited history of profitability that make it more difficult to predict results; (ii) current economic trends in worldwide geographic markets; (iii) the effectiveness of Extreme’s cost reduction efforts; (iv) fluctuations in demand for Extreme’s products and services; (iv) a highly competitive business environment for network switching equipment; (v) the possibility that Extreme might experience delays in the development of new technology and products; (vi) customer response to Extreme’s new technology and product; and (vii) a dependency on third parties for certain components and for the manufacturing of Extreme’s products. More information about potential factors that could affect Extreme’s business and financial results is included in its Annual Report on Form 10-K for the year ended June 30, 2002, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).

Financial and Forward-Looking Disclosures Made by Extreme Networks, Inc.

During Conference Call Held on April 7, 2003

Extreme made the following financial and forward-looking disclosures in its conference call held on April 7, 2003.

•	Gross margin for the third quarter of fiscal 2003 was 45.4% versus 50.2% for the second quarter of fiscal 2003 and 53.2% for the third quarter of fiscal 2002. The primary reason for the decrease in gross margin was due to a decline in service revenue by approximately 8% for the third quarter of fiscal 2003 when compared to the second quarter of fiscal 2003 and 6% when compared to the third quarter of fiscal 2002, while service related expenses increased. Professional services revenue accounted for the majority of the service revenue decline. During the third quarter of fiscal 2003, service expenses increased at a faster rate than normal due to a number of programs that the company implemented to improve service delivery productivity and enhance customer satisfaction.

These programs consist of two primary initiatives:

Increasing service depot inventory levels so that Extreme provides fast and consistent response time for its advanced hardware replacement program; and ensuring that Extreme’s service depot inventories have the benefit of the latest revisions of hardware and software to improve the functionality of equivalent-to-new repair parts and products that are used in its advance hardware replacement program. The advanced hardware replacement program is a service offering that enables Extreme’s customers during the normal warranty period or under an extended service contract to request and receive replacement products before they send back their products for maintenance or repair. These programs are well underway but will take several more quarters to be substantially complete.

Extreme’s management believes that the non-GAAP financial measures discussed in the preceding bullet are useful to investors because by excluding the asset impairments, excess facilities and severance charges, as well as the deferred compensation charges that Extreme incurred in the respective periods, the non-GAAP financial measures present the company’s financial results from its core business operations, net of items that many investors would exclude from their analysis of such operations.

•	Starting with the second quarter of fiscal 2003 and for the third quarter of fiscal 2003, service revenue was more than 10% of total revenue. As a result Extreme has undertaken the actions necessary to determine gross margin for its service line of business. Extreme expects to provide this level of reporting in its 10-K that will be filed for fiscal 2003 which ends on June 30, 2003. In the 10-K for fiscal 2003, Extreme expects to reclassify elements of service expense from “operating expenses”, where it has historically been classified, to “cost of service revenue”. For the second and third quarters of fiscal 2003, the amount of service expense included in “operating expenses” that Extreme expects will be reclassified when Extreme files its 10-K for fiscal 2003 will be $4.8 million in each quarter. This forthcoming reclassification to cost of service revenue will decrease total gross margin but will not impact operating profit.

•	Net loss for the third quarter of fiscal 2003, not including special charges and deferred compensation, was $6.6 million compared to a $2.6 million net loss for the second quarter of fiscal 2003 and a $2.6 million profit for the third quarter of fiscal 2002. Net loss per share was $.06 for the third quarter of fiscal 2003, not including special charges and deferred compensation, versus a loss of $.02 per share for the second quarter of fiscal 2003 and $.02 earnings per share for the third quarter of fiscal 2002. Including special deferred compensation totaling $1.6 million, the net loss for the third quarter of fiscal 2003 was $7.6 million or $.07 per share, compared to a net loss of $19.7 million or $0.17 per share for the second quarter of fiscal 2003, which included special charges and deferred compensation totaling $28.6 million. For the third quarter of fiscal 2002, the net loss was $139.8 million or $1.23 per share, which included special charges and deferred compensation totaling $178.4 million.

•	As Extreme announces and begins shipping new products over the remainder of this calendar year, its goal is to achieve sequential revenue growth. However, given the uncertain global macro economic environment and the highly competitive nature of its addressed markets, Extreme can not provide any assurance that it will achieve its goal.

•	Extreme has and expects to continue to achieve improvements in supply chain management. However, it is likely that the impact of competitive pricing pressure and higher than normal service expense will offset any favorable gross margin improvement from supply chain management over the next several quarters.

•	Finally, with the recent reduction in Extreme’s operating expenses and capital expenditures, Extreme believes that it will minimize cash utilization to approximately $10 million in each of the next several quarters to support revenue driven increases in accounts receivable and inventory.